                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          GTECH Holdings Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  [GTECK LOGO]

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST 1, 2000

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders (the "Meeting") of GTECH Holdings Corporation (the "Company") will be held at 9:00 o'clock a.m. on Tuesday, August 1, 2000, at the Westin Hotel, One West Exchange Street, Providence, Rhode Island, for the following purposes:

     1. To elect three directors to serve for a three-year term; and

     2. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on June 7, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                      By order of the Board of Directors,

                                      MICHAEL J. FINCH, Assistant Secretary

June 15, 2000

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817
                            ------------------------

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about June 15, 2000, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on August 1, 2000 (the "Meeting"), and at any adjournments thereof.

     At the close of business on June 7, 2000, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 34,875,489 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter, the shares represented by such proxy will not be voted on such matter.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the three nominees for director, as provided under "Election of Directors" below and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments. See "Other Matters" below.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-Laws of the Company provide that the number of directors shall be such number, not less than six and not more than twelve, as the Board may designate, from time to time, by resolution, to be divided into three classes as nearly equal in number as possible. The Board of Directors by resolution currently has designated that seven directors shall constitute the whole Board. The class which comes up for election at the Meeting consists of three directors to be elected for a three-year term. The Board of Directors has nominated, and recommends the election by the shareholders of, the following three persons to serve as directors of the Company until the 2003 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

  Burnett W. Donoho
  Lt. Gen. (Ret.) Emmett Paige, Jr.
  W. Bruce Turner

     Messrs. Donoho and Turner and General Paige are presently serving as directors of the Company, Mr. Turner having been elected by the Board in October 1999.

     Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than three directors.

     The following table sets forth, as of May 26, 2000 certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION(1)                    SINCE      EXPIRES
                ---------------------------                   --------    -------
NOMINEES FOR ELECTION AT THE MEETING:
Burnett W. Donoho, 60.......................................    1992(2)    2000

     President and Chief Executive Officer of Wellbridge
     Company, formerly Club Sports International (an operator of upscale health clubs) since March 1999.
     Previously, Mr. Donoho was a self-employed Retail
     Consultant from January 1998 to March 1999; Vice
     Chairman and Chief Operating Officer of Montgomery
     Ward, Inc., a privately held department store, from February 1997 through December 1997; a self-employed
     Retail Consultant from December 1994 through February
     1997; the Vice Chairman and Chief Operating Officer of
     Macy's East, a division of R. H. Macy & Co., Inc., a department store chain, from July 1992 until December
     1994; a member of Ernst & Young's Great Lakes
     Management Consulting Group from June 1991 to June
     1992; consultant to and superintendent of the Chicago
     Public Schools from November 1990 to May 1991; and
     President of Marshall Field and Co., a department store chain, from 1984 to June 1990. Mr. Donoho is also a director of OfficeMax, Inc.

Lt. Gen. (Ret.) Emmett Paige, Jr. (USA), 69.................    1997       2000

     President and Chief Operating Officer of OAO
     Corporation, a systems engineering and information systems and services company, from August 1988 through May 1993 and again since May 1997. Previously, General
     Paige had spent a 41-year career with the United States
     Army, working his way up through the Army ranks and had served as the Assistant Secretary of Defense for command, control, communications, computers and intelligence from May 1993, and as the Department of Defense chief information officer from August 1996, until May 23, 1997. General Paige is also a director of Lau Defense Systems LLC, Link Plus Corporation and Ken
     Cast, Inc.

W. Bruce Turner, 40.........................................    1999       2000

     Independent Consultant and Private Investor since
     February 1999. Previously, Mr. Turner was the Managing
     Director, Equity Research, for Salomon Smith Barney
     (formerly Salomon Brothers) from January 1994 until
     February 1999; director, Leisure Equity Research for
     Raymond James & Associates from October 1989 until
     January 1994; and Supervisor, Customer Relations for
     Tampa Electric Company from June 1986 until October
     1989. Prior to entering the private sector, Mr. Turner served as a Field Artillery Officer in the United
     States Army from May 1981 until May 1986.

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION(1)                    SINCE      EXPIRES
                ---------------------------                   --------    -------
DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING
Robert M. Dewey, Jr., 68....................................    1995       2001

     Senior Advisor, Donaldson, Lufkin & Jenrette, Inc.
     ("DLJ"), investment banking firm, since January 1998.
     Previously, Mr. Dewey was the Chairman of Autranet,
     Inc., a wholly-owned subsidiary of DLJ, from January
     1996 to January 1998, and Managing Director,
     Institutional Equities Division, of Donaldson, Lufkin &
     Jenrette Securities Corporation, a subsidiary of DLJ, from 1983 through June 1995. Mr. Dewey is also the President of the Board of Trustees of Deerfield
     Academy.

The Rt. Hon. Lord Moore of Lower Marsh, P.C., 62............    1992       2001

     European Chairman and a director of The Monitor
     Company, a strategic consulting company, since October
     1990. Previously, Lord Moore held various ministerial posts in the Government of the United Kingdom, most recently as Secretary of State for Social Security from July 1988 to July 1989 and as Secretary of State for
     Health and Social Services from 1987 to 1988. Lord
     Moore is also the Deputy Chairman and a director of Rolls-Royce plc and a director of Blue Circle
     Industries plc., a director of Marvin & Palmer Inc. and the President of Energy Saving Trust Ltd., a not-for-profit energy conservation organization.

William Y. O'Connor, 55(3)..................................    1995       2002

     Chairman since February 1998, Chief Executive Officer since July 1997, Mr. O'Connor also served as President of the Company from December 1994 through February 2000 and as Chief Operating Officer of the Company from December 1994 through February 1998. Previously, Mr.
     O'Connor was the President and Chief Executive Officer of Ascom Timeplex, a telecommunications company, from 1992 to 1994, and prior to that was Corporate Senior
     Vice President and President of the Broadband
     Communications Group of Scientific Atlanta, Inc. from
     1987 to 1992. Mr. O'Connor is also a director of The
     Stanley Works.

Anthony Ruys, 52............................................    1996       2002

     Vice Chairman of the Executive Board of Heineken N.V., a Netherlands-based international brewery group, since
     1996 and a Board Member since 1993. He served in increasingly senior positions within the Unilever
     Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

(3) See "Additional Information -- Employment -- Severance Agreements and Arrangements," below.

NOMINATION OF DIRECTORS AND RELATED MATTERS

     The Company's Nominating Committee (see below) has recommended to the Board of Directors that Messrs. Donoho and Turner and General Paige be approved, and they have been approved, as the Board's nominees for election as directors at the Meeting.

     The Company's By-Laws (Article III, Section 3) also permit shareholders entitled to vote in the election of directors to nominate candidates for election as directors, but only if written notice of a shareholder's intention to do so has been received by the Company: (i) with respect to an election to be held at an Annual

Meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's Annual Meeting (which was held August 18, 1999), except that if the date of the Annual Meeting at which the election is to be held is more than 20 days earlier or later than such anniversary date, such notice must be received by the Company not later than 10 days after the date the Company mails to shareholders the notice of the Annual Meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, not later than 10 days after the Company mails to shareholders notice of such special meeting. The By-Laws set forth specific requirements for a shareholder's notice of intention to nominate directors, including, without limitation, specified information concerning the nominating shareholder and the person(s) proposed to be nominated, and reference is made to the By-Laws for such requirements.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held eight formal meetings during fiscal 2000 (which ended February 26, 2000), and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee's members are Messrs. Dewey and Donoho and Lord Moore. The primary role of the Audit Committee is to assist the Board in fulfilling the Board's responsibility to oversee management's conduct of the Company's financial reporting process. In that regard, it is the Audit Committee's responsibility, under its newly-adopted charter, among other things, to review with the Company's management and financial personnel and with the Company's independent auditors the results of the independent auditors' auditing engagement, the audited annual financial statements and the unaudited quarterly financial statements included in the Company's annual and quarterly reports and the quality and adequacy of the Company's system of internal controls. The Audit Committee, along with the Board, also has responsibility for making decisions concerning the engagement and retention of the Company's independent auditors. The Audit Committee held two formal meetings during fiscal 2000. The Compensation Committee's members during fiscal 2000 were Messrs. Dewey and Ruys and General Paige. In March 2000, Mr. Turner and Lord Moore were appointed to the Compensation Committee replacing Mr. Dewey and General Paige. The Compensation Committee is responsible for administering the Company's stock option and certain other compensation plans and is authorized to review and approve specific executive compensation arrangements and other matters referred to it by the Board and to recommend policies respecting the compensation of executive officers of the Company generally. The Compensation Committee held five formal meetings during fiscal 2000, and also had several informal meetings, conferred informally and took formal action by unanimous consent on a number of occasions. The Nominating Committee's members during fiscal 2000 were Lord Moore, Mr. O'Connor and General Paige. In March 2000, Messrs. Dewey and Ruys were appointed to the Nominating Committee, replacing Lord Moore and Mr. O'Connor. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors and did not meet formally during fiscal 2000. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders.

     During fiscal 2000, all directors attended in person or by conference telephone at least 75% of all formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During fiscal 2000, directors who were not employees of the Company were entitled to annual directors' fees at the rate of $30,000 per year, plus $1,000 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $1,000 per day (other than a day for which such director received the aforementioned $1,000 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business. Directors also are reimbursed for expenses. Directors of the Company are entitled, under the Company's 1998 Non-Employee Directors' Stock Election Plan, to elect to receive all or a portion of their directors' fees in the form of shares of Common Stock of the Company valued at fair market value. Five of the non-employee directors (Messrs. Dewey, Donoho and Ruys, Lord Moore and General Paige) elected to receive all of their fiscal 2000 directors' fees in the form of

Company shares valued at market. One non-employee director (Mr. Turner) received all of his fiscal 2000 director's fees in cash.

     From time to time non-employee directors provide special services for the Company for which they receive additional compensation. During fiscal 2000, the following amounts in addition to the annual directors' fee and usual committee meeting fees were paid to directors in cash for special services as directors (including $12,000 each paid to Mr. Donoho and General Paige for services on a Special Committee of the Board): Mr. Dewey -- $7,000; Mr. Donoho -- $15,000; Lord Moore -- $6,000; General Paige -- $18,000; Mr. Ruys -- $6,000; and Mr. Turner -- $6,000.

     The Company's 1999 Non-Employee Directors' Stock Option Plan (the "1999 Plan"), provides for automatic grants to each non-employee director, shortly following each Annual Meeting of Stockholders, of a nonqualified stock option for 10,000 shares of Common Stock with a per share exercise price equal to the average of the high and low sale price of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of grant. Such options become exercisable approximately one year following the date of grant and extend for a five-year term. Pursuant to the 1999 Plan, on August 23, 1999, each of the five non-employee directors then in office was granted such a 10,000 share option with an exercise price of $25.3125 per share. The 1999 Plan replaced the similar 1996 Non-Employee Directors' Stock Option Plan which expired by its terms on December 31, 1998.

                               2.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grants the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an Annual Meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the previous year's Annual Meeting or, if the date of the meeting has changed more than 30 days from the prior year, the Company has not received such notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any shareholder proposal. The Company is in the process of amending its By-Laws to require somewhat greater advance notice of shareholder proposals to be presented at shareholders' meetings more in line with the By-Laws notice requirements for shareholder nominations of candidates for election as directors. See "Nomination of Directors and Related Matters" above.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 12, 2000, (unless otherwise specified) certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares; (ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement who remained an employee of the Company as of May 12, 2000; and (iv) all present directors and executive officers of the Company, as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY       OF
                  NAME OF BENEFICIAL OWNER                      OWNED(1)      CLASS(1)
                  ------------------------                    ------------    --------
Barclays Global Investors, N.A. ............................   3,915,500(2)     11.3%
45 Fremont Street
San Francisco, CA 94105
Tiger Management L.L.C. ....................................   3,291,300(3)      9.5%
101 Park Avenue
New York, NY 10178
ESL Partners................................................   2,671,500(2)      7.7%
One Lafayette Place
Greenwich, CT 06830
Snyder Capital Management...................................   2,245,500(2)      6.5%
350 California Street, Suite 1460
San Francisco, CA 94104
American Century Investment Management, Inc. ...............   1,959,900(4)      5.6%
4500 Main Street
Kansas City, MO 64141
Morgan Stanley Dean Witter..................................   1,800,000(2)      5.2%
1585 Broadway
New York, NY 10036
Smith Barney Asset Management...............................   1,760,100(2)      5.1%
388 Greenwich Street, 24th Floor
New York, NY 10013
William Y. O'Connor, director and executive officer.........     629,500(5)      1.8%
Robert M. Dewey, Jr., director..............................      53,144(6)        *
Burnett W. Donoho, director.................................      40,343(6)        *
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director......      39,878(6)        *
Lt. Gen. (Ret.) Emmett Paige, Jr., director.................      22,970(6)        *
Anthony Ruys, director......................................      32,284(6)        *
W. Bruce Turner, director...................................          --           *
Steven P. Nowick, executive officer.........................     150,000(7)        *
Jean-Pierre Desbiens, executive officer.....................      15,000(8)        *
Donald L. Stanford, executive officer.......................      25,000(7)        *
Donald R. Sweitzer, executive officer.......................      13,750(7)        *
All present directors and executive officers, as a group (13
  persons)..................................................   1,042,361(9)      3.0%

---------------
 *  less than 1%

(1) The shareholdings reflected in this table include shares which the person has the right, upon exercise of options or otherwise, to acquire within 60 days following the date of this table.

(2) Barclays Global Investors, N.A., ESL Partners, Snyder Capital Management, Morgan Stanley Dean Witter and Smith Barney Asset Management are institutional investment managers.

(3) Includes shares held by Tiger Performance L.L.C. Both Tiger Management L.L.C. and Tiger Performance L.L.C. are registered investment advisors ultimately controlled by Julian H. Robertson, Jr.

(4) Includes shares held by American Century Capital Portfolios, Inc. and a number of additional registered investment companies, the investments of which are managed by American Century Investment Management, Inc., a registered investment advisor.

(5) Includes 624,500 shares subject to stock options granted under the Company's stock option plans.

(6) Includes 30,000 shares (20,000 shares in the case of General Paige) subject to stock options automatically granted under the Company's 1996 Non-Employee Directors' Stock Option Plan, the last 10,000 share installment of which options became exercisable in July 1999.

(7) Shares subject to stock options granted under the Company's stock option plans.

(8) Includes 10,000 shares subject to stock options granted under the Company's stock option plans.

(9) Includes 982,625 shares subject to stock options granted under the Company's stock option plans.

  EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                                   DIRECTORS

     Policies regarding executive compensation are set primarily by the Compensation Committee (the "Committee") of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances. The Committee currently has three members, Messrs. Turner and Ruys and Lord Moore, all of whom are outside independent directors.

Compensation Philosophy.

     The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. This would typically result in salary levels around the median of competitive ranges, and bonuses, if performance is achieved, well above the median. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing shareholder value.

     The Committee also believes it is essential that it retain the flexibility to evaluate not only overall individual performance and the performance of the Company as a whole, but also all other circumstances and challenges facing the Company. Consequently, it uses subjective as well as objective criteria in setting and adjusting the base salary and the annual bonus for executive officers.

Executive Officer Employment Agreements.

     Two of the executive officers of the Company during fiscal 2000 named in the Summary Compensation Table below (Messrs. O'Connor and Nowick) are parties to employment agreements with the Company which, to a large extent, governed their compensation during the year. See "Employment -- Severance Agreements and Arrangements" and the Summary Compensation Table below for further information about the terms of these agreements.

     The other executive officers named in the Summary Compensation Table below were not parties to employment agreements, and their compensation currently is determined based upon a review by their superiors and consideration of the principles set forth above and elsewhere in this report.

Principal Elements of Compensation.

     Compensation earned in the 2000 fiscal year, as reflected in the Summary Compensation Table, consisted primarily of salary, annual bonus and stock options. (Executive officers also received executive benefits and perquisites, as well as other benefits offered under Company sponsored broad-based plans.)

     Base Salary. Executive officers' salaries are reviewed annually. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with discretionary increases under, or the amendment, extension or renewal of, an executive officer's employment agreement, the Company considers a number of factors, including corporate profitability, performance on the job, responsibility level, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of recognizing individual merit and providing incentives for the achievement of corporate performance goals. Messrs. O'Connor's and Nowick's employment agreements provide for annual bonuses based upon discretionary elements subject to a specified annual bonus range. Executive officers without employment agreements receive annual bonuses at the discretion of their superiors consistent with the principles outlined above.

     Stock Options. The Company's 1997 Stock Option Plan (the "1997 Plan") was approved by the shareholders of the Company at the 1997 Annual Meeting. The Plan provides for the granting of stock options to officers and other key employees of the Company and its subsidiaries. The principal purpose of the Plan is to assist the Company in attracting and retaining officers and other key employees, and to motivate them to increase shareholder value by enabling them to participate in the value which has been created.

     The aggregate number of annual option grants to be made under the 1997 Plan, as well as the individuals to whom options are to be granted and the amount of such individual grants, are all within the discretion of the Committee, subject to certain limitations in the 1997 Plan. The aggregate number of options available for annual grants generally is tied to specific earnings per share targets and returns on capital invested as set annually by the Committee and approved by the Board of Directors. In making individual option awards, the Committee generally takes into account numerous factors, including the prospective recipient's level of responsibility, experience, expertise and years of service, as well as internal compensation equity considerations. In fiscal 2000, the aggregate number of annual option grants and the amounts of individual option grants to executive officers were determined on the bases described above. See "Option Grants in Last Fiscal Year" below.

Rationale for Fiscal 2000 Compensation of Mr. O'Connor.

     Mr. O'Connor's employment agreement, as in effect for fiscal 2000, provided for an annual base salary of $600,000 and for an annual incentive bonus of up to a maximum of six times his current base salary. The actual multiplier of base salary used in determining Mr. O'Connor's incentive bonus of $1,350,000 for fiscal 2000 was determined based upon the extent to which certain levels (as set forth in a matrix) of earnings per share, revenues, stock price and return on capital were achieved, and to a lesser extent, upon the Committee's qualitative evaluation of Mr. O'Connor's individual performance and of external factors affecting the Company's financial results and its stock price in fiscal 2000.

     The Committee intends to continue its practice of basing executive compensation primarily on earnings per share and other financial performance criteria, and secondarily, but importantly, on its qualitative evaluation of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of compensation which may be deducted by the Company in any year with respect to each of its highest paid executive officers. Certain types of performance-based compensation, if approved by stockholders and/or otherwise exempted by Section 162(m), are not subject to this limitation. It is believed that the Company's stock option plans in which executive officers are eligible to participate have been structured in such a way as to qualify as performance-based compensation not subject to the Section 162(m) limits on deductibility, and the Committee intends to consider whether it is practical similarly to qualify in the future all or a portion of Mr. O'Connor's and, where applicable, other executive officers' annual incentive bonuses so as to be exempt from such limits. However, the Committee believes that it is important to retain the flexibility to offer such compensation arrangements and plans as the Committee determines to be necessary from time to time to attract, retain and motivate executive officers without being constrained by considerations of Section 162(m) tax deductibility.

Date: May 26, 2000

                                          The Fiscal 2000 Compensation Committee
                                          of the Board of Directors*

                                          Robert M. Dewey, Jr.
                                          The Rt. Hon. Lord Moore of Lower
                                          Marsh, P.C.*
                                          General Emmett Paige, Jr.
                                          Anthony Ruys
                                          W. Bruce Turner*
---------------
* Lord Moore and Mr. Turner replaced Mr. Dewey and General Paige as members of the Compensation Committee in March 2000, after the end of fiscal 2000, but Lord Moore and Mr. Turner were members of such Committee when Mr. O'Connor's incentive compensation for fiscal 2000 was determined.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 2000, 1999, and 1998 to or for:
(i) each person who served as the Company's Chief Executive Officer during fiscal year 2000; and (ii) each of the Company's four other most highly-compensated executive officers whose total annual salary and bonus for fiscal year 2000 exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                           LONG-TERM COMPENSATION
                                                                                ---------------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS                  PAYOUTS
                                  -------------------------------------------   ---------------------   ---------------------
                                                                    OTHER       RESTRICTED              LONG-TERM   ALL OTHER
                                                                    ANNUAL        STOCK                  COMPEN-     COMPEN-
                                           SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/    SATION      SATION
 NAME AND PRINCIPAL POSITION(1)   YEAR     ($)(2)       ($)         ($)(3)         ($)       SARS(4)     PAYOUTS     ($)(5)
--------------------------------  ----    --------   ---------   ------------   ----------   --------   ---------   ---------
William Y. O'Connor.............  2000    600,000    1,350,000     193,876         --        150,000       --        215,808
Chairman, Chief Executive
  Officer                         1999    598,077    1,800,000     230,927         --        150,000       --        251,357
and President                     1998    511,757    1,650,000     180,943         --             --       --        341,762
Steven P. Nowick................  2000    374,423      600,000     202,725         --         90,000       --         36,849
Senior Vice President and Chief   1999    377,978      550,000     222,844         --         60,000       --         40,417
Operating Officer                 1998    182,500       75,000     109,287         --        130,000       --            388
Jean-Pierre Desbiens............  2000    230,481      263,501      94,061         --         20,000       --         17,104
Senior Vice President             1999    131,058       15,000      24,187         --         20,000       --             96
Donald L. Stanford..............  2000    326,430      159,118      95,335         --         40,000       --         21,557
Senior Vice President             1999    326,430      300,000      83,025         --         30,000       --         33,053
                                  1998    326,430      145,000      74,013         --             --       --         21,527
Donald R. Sweitzer..............  2000    300,000      188,730      86,803         --         25,000       --         21,686
Senior Vice President             1999    188,077      235,538      80,785         --         30,000       --          1,296

---------------
(1) Sets forth the names and principal positions of the Named Officers as of the end of fiscal 2000. Mr. Nowick became President of the Company shortly after the end of fiscal 2000. See "Employment -- Severance Agreements and Arrangements" below. Messrs. Nowick, Sweitzer, and Desbiens commenced employment with the Company in July 1997, July 1998, and August 1998, respectively.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan") and its Income Deferral Plan 1998.

(3) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select); (ii) taxable fringe benefits provided by the Company, including, without limitation, personal automobile and airplane usage and the payment of relocation expenses; and (iii) gross-ups for taxes with respect to benefits provided by the Company, including, without limitation, with respect to the Company's Executive Perquisites Program, restricted stock rights granted by the Company, and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program to each of the Named Officers of $27,500 in each of the fiscal years for which compensation is provided for such officer above, except that Mr. Nowick received $27,113 in 1998, Mr. Desbiens received $27,920 in 2000 and $11,460 in 1999, and Mr. Sweitzer received $13,750 in 1999. In addition, the Company provided taxable fringe benefits to the Named Officers in the following amounts: Mr.
    O'Connor -- $41,613 (2000), $31,466 (1999) and $22,577 (1998) (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement); Mr. Nowick -- $63,765 (2000), $68,778
    (1999) and $32,102 (1998); Mr. Desbiens -- $6,974 (2000); Mr.
    Stanford -- $26,474 (2000), $3,769 (1999) and $4,986 (1998); Mr.
    Sweitzer -- $14,815 (2000), $30,982 (1999). The gross-up payments for taxes were: Mr. O'Connor -- $124,763 (2000), $171,961 (1999) and $130,866 (1998);
    Mr. Nowick -- $111,460 (2000), $126,566 (1999) and $50,072 (1998); Mr.
    Desbiens -- $59,167 (2000) and $12,727 (1999); Mr. Stanford -- $41,361
    (2000), $51,756 (1999) and $41,527 (1998); Mr. Sweitzer -- $44,488 (2000)
    and $36,053 (1999).

(4) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1994 and/or 1997 Stock Option Plans. See "Stock Option Grants in Last Fiscal year" below.

(5) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, and amounts provided under the Company's SRP. During or with respect to fiscal 2000, the Company: (i) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. O'Connor -- $26,455; Mr.
    Nowick -- $1,072; Mr. Desbiens -- $513; Mr. Stanford -- $1,138; and Mr. Sweitzer -- $1,709; (ii) made matching contributions under the Retirement Plan of $4,150 for each of the Named Officers, except for Mr. Desbiens (-0-) and Mr. Sweitzer ($3,612); (iii) made profit-sharing contributions under the Retirement Plan of $4,800 for each of the Named Officers; (iv) made contributions under the SRP for each of the Named Officers in the following amounts: Mr. O'Connor -- $55,403; Mr. Nowick -- $26,827; Mr. Desbiens -- $11,791; Mr. Stanford -- $11,469; and Mr. Sweitzer -- $11,565; and (v)
    forgave $125,000 of principal amount of a $500,000 principal amount loan made by the Company in fiscal 1995 to Mr. O'Connor.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 2000 to Named Officers. All grants of stock options reflected in the following table were made pursuant to the Company's 1997 Stock Option Plan (the "Plan") and are subject to the terms of such Plan.

                                                                                                POTENTIAL
                                                                                                REALIZABLE
                                              INDIVIDUAL GRANTS (1)                          VALUE AT ASSUMED
                           ------------------------------------------------------------        ANNUAL RATES
                             NO. OF SHARES          % OF                                      OF STOCK PRICE
                               OF COMMON          OPTIONS                                    APPRECIATION FOR
                                 STOCK           GRANTED TO                                   OPTION TERM(2)
                               UNDERLYING        EMPLOYEES     EXERCISE OR                ----------------------
                                OPTIONS          IN FISCAL     BASE PRICE    EXPIRATION      5%          10%
NAME                            GRANTED             YEAR         ($/SH)         DATE         ($)         ($)
----                       ------------------   ------------   -----------   ----------   ---------   ----------
William Y. O'Connor......       150,000            14.63          24.91         3/09      2,349,865    5,955,019
Steven P. Nowick.........        90,000             8.78          24.91         3/09      1,409,919    3,573,011
Jean-Pierre Desbiens.....        20,000             1.95          24.91         3/09        313,315      794,002
Donald L. Stanford.......        40,000             3.90          24.91         3/09        626,631    1,588,005
Donald R. Sweitzer.......        25,000             2.44          24.91         3/09        391,644      992,503

---------------
(1) Grants reflected in this table were non-qualified options, and the exercise price was equal to the fair market value of a share on the date of grant. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the plans or other agreements.

(2) Determined by multiplying: (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option, by (b) the number of shares underlying the option at the end of fiscal 2000.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
VALUES

     The following table sets forth information concerning option exercises by Named Officers during fiscal 2000, and the value of all unexercised stock options held by Named Officers, as well as the number of shares of Common Stock of the Company underlying unexercised stock options held by Named Officers, as of the close of the Company's 2000 fiscal year on February 26, 2000:

                                                               NUMBER OF SHARES OF          VALUE OF UNEXERCISED
                                                             COMMON STOCK UNDERLYING            IN-THE-MONEY
                                 SHARES                         STOCK OPTIONS(1)              STOCK OPTIONS(2)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -----------   -------------
William Y. O'Connor..........        --             --       549,500        262,500       $331,250       $     --
Steven P. Nowick.............        --             --        80,000        200,000       $     --       $     --
Jean-Pierre Desbiens.........        --             --         5,000         35,000       $     --       $     --
Donald L. Stanford...........        --             --         7,500         62,500       $     --       $     --
Donald R. Sweitzer...........        --             --         7,500         47,500       $     --       $     --

---------------
(1) All stock options reflected in this table were non-qualified options granted pursuant to the Company's 1994 and/or 1997 stock option plans and are subject to the terms of such plans. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment, a change in control of the Company or otherwise as provided in the plans or other agreements.

(2) Calculated based upon the aggregate of the difference between: (i) $20, which was the per-share closing price of the Common Stock on the New York Stock Exchange on February 25, 2000, the last trading day of the Company's 2000 fiscal year, and (ii) the per-share exercise prices for those stock options which were in-the-money on that date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2000, decisions regarding executive compensation were made primarily by the Compensation Committee, subject to the terms of applicable employment agreements and ratification by the full Board in certain circumstances. Mr. O'Connor, Chairman, President and Chief Executive Officer, participated in certain deliberations of the Compensation Committee concerning executive officer compensation.

     Messrs. Dewey and Ruys and General Paige were the members of the Compensation Committee during fiscal 2000.

EMPLOYMENT -- SEVERANCE AGREEMENTS AND ARRANGEMENTS

     Mr. O'Connor originally entered into an employment agreement with the Company in October 1994, which agreement was amended and restated in July 1997 in connection with his promotion to Chief Executive Officer. The term of Mr. O'Connor's amended and restated employment agreement commenced on July 14, 1997 and continues until his death, disability, retirement from active employment (with the consent of the Board or in accordance with Company policy), resignation or discharge. The agreement, as currently in effect, provides for an annual base salary of $600,000 (increased annually based upon the Consumer Price Index and otherwise in the discretion of the Board or the Compensation Committee), an annual performance bonus of up to a maximum of six times his then-current salary, and life insurance and various other benefits (including, but not limited to, medical coverage for Mr. O'Connor and his family, certain club memberships, spousal travel, certain professional services, use of automobile, and certain fringe and other benefits identified in the notes to the Summary Compensation Table above). The agreement provides that Mr. O'Connor's performance bonus is to be determined using a matrix of reasonable quantitative metrics established by and in the reasonable discretion of the Compensation Committee.

     Under the agreement, if Mr. O'Connor's employment with the Company is terminated by reason of his death, retirement from active employment (with consent of the Board or in accordance with the retirement policies of the Company), discharge by the Company for Cause or resignation (other than for Good Reason), Mr. O'Connor (or his estate, as the case may be) is entitled to his base salary, benefit and bonus amounts, if any, accrued through the date of termination, and, in the case of retirement from active employment after age 65, comprehensive medical coverage for Mr. O'Connor and eligible family members and certain term life insurance coverage. If Mr. O'Connor's employment is terminated by reason of disability, discharge by the Company without Cause or by reason of Mr. O'Connor's resignation for Good Reason, he is entitled to receive, in addition to all salary, bonuses and benefits accrued through the date of termination, an amount equal to the sum of three times the average of his base salary, bonuses and certain perquisites for the prior three fiscal years, plus $1,500,000. In addition, in the event of termination of his employment for any of the aforesaid reasons, Mr. O'Connor is entitled to post-employment life insurance for up to three years and comprehensive medical coverage for a minimum of three years after such termination. The agreement further provides in such circumstances for the payment to him of an amount equal to the sum of the present value of all benefits accrued by him under any non-qualified Company plan (including the Supplemental Executive Retirement Plan) and three times the average benefits of, or Company contributions to, over the three previous fiscal years, under all Company plans.

     Mr. O'Connor's agreement also currently provides that irrespective of the reason for his termination of employment with the Company, he may not compete with the Company for three years after the date of such termination.

     If Mr. O'Connor's employment terminates within twenty-four months after a change in control of the Company (including as a result of Mr. O'Connor's voluntary resignation not earlier than six months, and not later than one year, following the change in control, but not including his normal retirement), then specific provisions apply in lieu of the provisions described above. In such event, Mr. O'Connor is entitled to receive, in addition to his salary, benefits and bonus amounts, if any, accrued through the date of termination, an amount equal to 2.99 times the sum of his then-current base salary, most recent performance bonus (or, if higher, the performance bonus most recently awarded to him prior to the change in control) and certain perquisites and other amounts. In addition, in the event of termination of Mr. O'Connor's employment following a change in control, the Company is obligated to provide him with life insurance and comprehensive medical coverage after termination, and to pay him the present value of all benefits accrued for him under any non-qualified Company plan and an amount equal to four times the average (over the previous three fiscal years), accrued benefit under, or Company contributions to, all qualified plans. The agreement further requires the payment to Mr. O'Connor of an amount equal to any excise tax due as a result of a payment or benefit constituting a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") together with amounts necessary to gross-up Mr. O'Connor for any taxes due thereon.

     A "change in control" generally is deemed to have occurred under Mr. O'Connor's agreement if any of the following occurs: (i) individuals comprising the Board of Directors of the Company at the beginning of any consecutive twenty-four month period cease (other than due to death or with the approval of a majority of such directors) to constitute a majority of the Board; (ii) any "person" or "group" (as defined under the Securities Exchange Act of 1934, as amended) becomes a "beneficial owner" (as defined under the Exchange Act), directly or indirectly, of more than 30% of the combined voting power of the Company's then-outstanding common equity securities; or (iii) the stockholders of the Company approve a definitive agreement (A) for the merger of the Company into or with another corporation (unless the directors of the Company immediately prior to the merger constitute a majority of the directors of the surviving corporation or the stockholders of the Company immediately prior to the merger own 50% or more of the combined voting power of the surviving corporation) or (B) for the sale or disposition of all or substantially all of the assets of the Company.

     "Good Reason" is defined in Mr. O'Connor's agreement to mean: (i) the assignment of duties that are materially inconsistent with the scope of his stated duties; (ii) the Company's failure to pay him any amounts vested and due under his employment agreement or any other Company plan or policy; (iii) a reduction in benefits to him or a material adverse change in the terms or conditions under which amounts are payable; (iv) a reduction in Mr. O'Connor's title or duties; (v) a breach of the Company's obligations not to relocate him without his consent; (vi) in the case of any merger or similar transaction involving the Company, the failure by the Company to obtain an agreement reasonably satisfactory to Mr. O'Connor from a successor to the Company to assume his employment agreement; or (vii) any material breach by the Company of the agreement. "Cause" is defined to mean: (i) any willful and continuing failure to substantially perform employment duties with a material adverse effect upon the Company; (ii) any engagement in serious misconduct which is injurious to the Company; (iii) any willful and continuing material breach of the agreement, including with respect to confidentiality, protection of intellectual property or non-competition; (iv) conviction of a crime involving fraud, misrepresentation, gambling or a felony with a material adverse effect upon the Company; or (v) habitual intoxication or abuse of drugs or controlled substances.

     Mr. Nowick has an employment agreement with the Company dated as of January 15, 1999, effective July 11, 1997. The agreement provides for: an annual base salary of $360,000 (which is subject to increase each March 1, commencing in 1999 to reflect any increase in the Consumer Price Index); an annual management incentive bonus of up to a maximum of two times his base salary (based upon the attainment of personal and Company performance objectives); contribution by the Company of $669,032 to the Income Deferral Plan for Mr. Nowick's account; and various other benefits, including, but not limited to, home buyout option, use of automobile, medical coverage for Mr. Nowick and his family, tax preparation and participation in the Company's stock option, perquisites and other benefit plans for senior executives. In the agreement, Mr. Nowick agrees, among other things, not to compete with the Company in the lottery and gaming business for three years, or in any other business for one year, following termination of his employment.

     The initial term of Mr. Nowick's agreement ends February 28, 2001. On March 1, 2001 and on each subsequent March 1, the term of the agreement is to be automatically extended for one year unless at least 180 days prior to such date either the Company or Mr. Nowick has notified the other that it or he does not wish to extend the term. If the term of Mr. Nowick's employment is terminated by death, retirement, discharge for Cause or resignation other than for Good Reason, he is generally entitled to receive his then-current base salary and benefits accrued up to the date of termination or as otherwise provided by the terms of the specific benefit plans in which he participates. If Mr. Nowick's employment term is terminated as a result of his disability, discharge without Cause or resignation for Good Reason, the Company is required to continue: (i) his then-current base salary for three years following such termination, or until his earlier death, and (ii) his life insurance and medical coverage for one year following such termination. With certain exceptions, the terms "Change in Control," "Good Reason" and "Cause" in Mr. Nowick's employment agreement are defined in generally the same manner as such terms are defined in Mr. O'Connor's employment agreement as described above.

     Notwithstanding the foregoing, if a Change in Control occurs during the term of Mr. Nowick's employment, his employment agreement provides that it will terminate and the terms and conditions of his employment will be governed by the terms of the Change in Control agreement which is described in the second and third paragraphs below.

     Thomas J. Sauser resigned as Senior Vice President and Chief Financial Officer of the Company, effective October 22, 1999. Pursuant to an employment severance agreement and release with the Company, Mr. Sauser received salary and certain benefits for fiscal 2000 of $403,000. In addition, the Company sold to him for a nominal consideration, his company automobile, a company-owned fax machine and company-owned computer, and agreed to reimburse Mr. Sauser and his wife for the cost of their medical benefits received under the Consolidated Omnibus Budget Reconciliation Act (COBRA) through April 23, 2001 and to continue providing him with life insurance coverage through April 23, 2001, tax preparation services for calendar years 1999 and 2000, and executive outplacement services for a maximum period of twelve months. Under the terms of this severance agreement, the Company will continue to pay Mr. Sauser at a rate of $309,000 per annum, in bi-weekly installments through and including April 23, 2001. The agreement also provided for mutual releases of claims and liabilities, except for certain continuing indemnification obligations, and Mr. Sauser agreed to continue to be bound by certain restrictive covenants.

     The Company does not presently have formal employment agreements with the other current Named Officers, although the Company has entered into agreements with these executives (and with certain other executives, including Mr. Nowick) with respect to employment arrangements in the event of a "Change in Control" of the Company. These agreements provide for three-year employment terms for the covered executives commencing upon the date a change in control occurs (or earlier in certain circumstances where actions are taken in anticipation of a change in control). During each such employment term, the covered executive is to be employed in a position at least equal in all material respects with the highest position held by such executive during the six months immediately preceding the change of control and will be entitled to a base annual salary, annual bonus and benefits in values and amounts at least equal to those provided by the Company to the executive immediately prior to the commencement of the term of employment. In addition, upon the occurrence of a change in control, all benefits accrued by the executive under all non-qualified Company plans (including the Supplemental Retirement Plan) will become fully vested and shall be contributed to a rabbi trust for the benefit of the covered executive, and all options held by the executive will become fully vested and exercisable by the executive.

     If an executive's employment is terminated during the term of employment (including as a result of resignation by executive without Good Reason), such agreement provides with respect to the year in which his employment is terminated, that he will receive his base salary, bonus, and other compensation and benefits through the date of termination in accordance with Company policy in effect immediately prior to the commencement of the term of employment. In the event that a covered executive's employment is terminated (other than for Cause) or such executive resigns for Good Reason, the Company is obligated to pay an amount equal to 2.99 times the sum of: (i) his then-current annual base salary; (ii) the total cash bonus received by the executive during the most recent full fiscal year; plus (iii) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year. In addition, the covered executive (together with his beneficiaries and dependents) will become fully vested in and continue to participate for up to three years at no cost to the executive in all Company life insurance and welfare plans on terms at least as favorable to executive as in effect immediately prior to termination. In addition, the executive will be entitled to receive the sum of all benefits accrued under the non-qualified plans plus the product of 2.99 times the average benefit accrued and/or contributions made to such non-qualified plans over the preceding three years. Such agreements further provide for the payment to the covered executives of amounts equal to any excise tax due as any payment or benefit constituting a "parachute payment" within the meaning of Section 280G of the Code, together with amounts necessary to gross-up such executives for any taxes due with respect thereto. With certain exceptions, the terms "Change in Control," "Good Reason" and "Cause" are defined in these agreements in generally the same manner as the corresponding terms are defined in Mr. O'Connor's employment agreement as described above.

     Under the terms of the Company's option plans and various agreements, the exercisability of outstanding stock options may accelerate in the event of a change in control or termination of employment.

     The Company has two defined contribution 401(k) retirement savings and profit sharing plans (the "Plans") covering (subject to applicable time of service requirements) substantially all full-time employees in the United States, including the Named Officers. Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay for each year in which case the Company will contribute this amount on the employee's behalf to the Plans and also will make a matching contribution equal to 50% of the amount that the employee has elected to defer, up to a maximum matching contribution of 2 1/2% of the employee's base pay. The Company, at its discretion, may contribute additional amounts to the Plans on behalf of employees based upon its profits for a given fiscal year. Participants are 100% vested at all times in their entire account balance in the Plans. Benefits under the Plans generally will be paid to participants upon retirement or in certain other limited circumstances. The Company also has a Supplemental Retirement Plan, that is a defined contribution plan that provides to certain key employees, including the Named Officers, additional retirement benefits. The Company, at its discretion, may contribute additional amounts to the plan on behalf of such key employees' equal to the percentage of profit sharing contributions contributed for the calendar year, multiplied by the key employees' compensation (as defined) for such year. See "Summary Compensation Table," above.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph set forth below compares, for the period February 26, 1995, through February 26, 2000 (the end of the Company's 2000 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index (the "S&P 500") and of a peer group index of three companies selected by the Company (the "Peer Group").

     The Peer Group consists of International Totalizator Systems, Inc. (on-line lottery and totalizator), International Game Technology (video lottery) and Autotote Corporation (on-line lottery). Previously, Powerhouse Technologies, Inc. was a member of the Peer Group. However, during fiscal 2000, Powerhouse Technologies, Inc. was acquired by another company, and consequently has been omitted from the Peer Group and from the performance graph set forth below. The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
LINE GRAPH                      AND A PEER GROUP

                                                     GTECH HOLDINGS
                                                       CORPORATION                 PEER GROUP                   S & P 500
                                                     --------------                ----------                   ---------
2/95                                                        100                         100                         100
2/96                                                     164.15                       99.46                      134.71
2/97                                                     157.86                      115.01                      169.95
2/98                                                     178.62                      161.04                      229.44
2/99                                                     113.84                      125.79                      274.72
2/00                                                      98.11                         124                      306.95

     The above graph assumes an investment of $100 in the Company the S&P 500 companies and in the Peer Group companies on February 26, 1995, and that all dividends were reinvested. The performances indicated in the above graph and table are not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1995, the Company implemented a loan program under which employees whose restricted stock units or rights granted to them by the Company became taxable compensation to them could obtain loans from the Company to assist them in paying applicable federal and state income tax withholding. During fiscal 2000, Mr. O'Connor repaid in full his outstanding loan balance under this program of $10,496, plus interest.

     During fiscal 1995, the Company, pursuant to the terms of its employment agreement with Mr. O'Connor, made loans to him to enable him to retire certain third-party indebtedness. The loans to Mr. O'Connor consisted of $400,000 under a line of credit arrangement which bore no interest and which was repaid in full during fiscal 1997, and $500,000 bearing interest at the rate of 6.0% per annum which was repayable in full on or before November 1, 1999. During fiscal 1998, the Company extended the due date of the $500,000 loan to January 1, 2000 and agreed to forgive the principal amount of such loan in four installments of $125,000 each on August 1, 1997 and on January 1, 1998, 1999 and 2000. On
January 1, 2000, the last $125,000 principal installment was forgiven and Mr. O'Connor paid the remaining balance of interest charges.

     In connection with the employment of Mr. Nowick, during fiscal 1999 and fiscal 2000 the Company provided, at its expense, third party home relocation services to Mr. Nowick with respect to two homes. Ultimately, the home relocation service purchased both these homes from Mr. Nowick and his wife, one of which homes has been resold by the home relocation service and the other of which is presently under contract for resale. Assuming that the second home resale is consummated, the amount paid by the Company to the home relocation service for the above services rendered to Mr. Nowick will be approximately $520,000.

     Certain current and former officers and directors of the Company are parties to indemnification agreements with the Company providing for advances of their expenses and their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. In addition, the Company's By-Laws provide for similar advancement of expenses to and indemnification of directors and officers of the Company. During fiscal 2000, no amounts were paid by the Company pursuant to such indemnification agreements or such By-Law provisions with respect to persons serving as directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 Exchange Act, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("reporting persons"), to file certain reports of ownership and changes in their ownership of the Company's equity securities with the SEC and the New York Stock Exchange. As a result of an administrative oversight, the Company failed to file Forms 3, 4 and/or 5 within the time period specified by Rule 16(a) on behalf of the following officers and directors of the Company with respect to fiscal year 2000: Form 3 (one late report) -- Senior Vice President David J. Calabro, Senior Vice President Jean-Pierre Desbiens, Senior Vice President and Chief Financial Officer Jaymin B. Patel, Vice President and Treasurer William M. Pieri, and Director W. Bruce Turner; Form 4 (one late report reflecting one transaction) -- Directors Robert M. Dewey, Jr., Burnett W. Donoho, The Rt. Hon. Lord Moore, P.C., Lt. Gen. Emmett Paige, Jr. (Ret.) and Anthony Ruys; Form 5 (one late report reflecting one transaction) -- Chairman of the Board and Chief Executive Officer William Y. O'Connor, President and Chief Operating Officer Steven P. Nowick, Vice President and Controller Robert J. Plourde, former Senior Vice President, Treasurer and Chief Financial Officer Thomas J. Sauser, Senior Vice President Donald R. Sweitzer and Senior Vice President Donald L. Stanford. Such Forms 3, 4 and 5 subsequently were filed.

     Based solely on the Company's review of Forms 3, 4 and 5 received by it from reporting persons with respect to fiscal year 2000, the Company believes that, except as set forth above, all Forms 3, 4 and 5 required of reporting persons by Section 16(a) were filed on a timely basis.

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 2000. The Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 2001, subject to the approval of the Audit Committee and/or Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 2001 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than February 15, 2001.

MISCELLANEOUS

     A copy of the Company's 2000 Annual Report to Shareholders either has previously been mailed to you or is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 2000. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          Michael J. Finch, Assistant Secretary

June 15, 2000

                                     PROXY

                           GTECH HOLDINGS CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, AUGUST 1, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints MICHAEL J. FINCH, DENISE M. OGILVIE and BRENDAN J. RADIGAN and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on June 7, 2000, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held August 1, 2000, and at any adjournment thereof.

         The Board of Directors recommends a vote FOR Proposal No. 1. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 IF NO SPECIFICATION IS MADE.

                      (Continued and to be dated and signed on the reverse side)


                                                      GTECH HOLDINGS CORPORATION
                                                      P.O. BOX 11349
                                                      NEW YORK, N.Y. 10203-0349

                             DETACH PROXY CARD HERE
                             \/                  \/
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          /    /

-------------------------------------------------------------------------
(1) Election of Burnett W. Donoho, Lt. Gen. (Ret.) Emmett Paige,
    Jr., and W. Bruce Turner as directors of GTECH Holdings
    Corporation for a three year term of office expiring in 2003.

    VOTE FOR            WITHHOLD AUTHORITY       VOTE FOR ALL EXCEPT FOR
  ALL NOMINEES           FOR ALL NOMINEES        THE FOLLOWING NOMINEE(S)

      /X/                       /X/                         /X/

    (Insert the name(s) of the nominee(s) for whom you do not wish to vote in the space provided.)

    ----------------------------------------------------------------------

    ----------------------------------------------------------------------

--------------------------------------------------------------------------
(2) In their discretion on such other business as may properly come before the meeting.
--------------------------------------------------------------------------

                                              Change of Address and
                                              or Comments Mark Here  /X/

                                   Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

                                   Dated                                , 2000
                                         -------------------------------

                             |     --------------------------------------------
                             |             (Signature of Shareholder)
                             |
                        ------     --------------------------------------------
                                      (Signature of Additional Shareholder)
                                   Votes must be indicated
                                   (x) in Black or Blue ink.  /X/
--------------------------------------------------------------------------------

                               PLEASE DETACH HERE
              \/ YOU MUST DETACH THIS PORTION OF THE PROXY CARD \/
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
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